EXHIBIT 99










          ASTEX ANNOUNCES NO CURRENT PLANS TO CALL OUTSTANDING WARRANTS
          -------------------------------------------------------------

Woburn, Mass., May 20, 1996 ---- Applied Science and Technology, Inc. ("ASTeX") (Nasdaq:ASTX) today announced that due to current market conditions and recent corporate events, the Company, although fulfilling all of the requirements for redeeming its publicly traded redeemable warrants, does not intend to proceed with the warrant redemption at this time.

Dr. Richard Post, President and Chief Executive Officer, said, "Although we meet the requirements for the warrant redemption, we currently believe it is in the best interest of our shareholders and the Company to delay redeeming the warrants until market conditions for ASTeX stock improve. At this time ASTeX is in a strong financial position to enable the Company to continue to grow through internal developments and acquisitions. We do anticipate that as market conditions improve for our common stock, we will call the warrants at the appropriate time."

The Company currently has 1,955,000 redeemable warrants outstanding (Nasdaq:ASTXW). Two redeemable warrants entitle a holder to purchase one share of common stock at $15.05 through November 9, 1998, subject to adjustment in accordance with anti-dilution provisions. The redeemable warrants are subject to redemption at $0.10 per warrant on 30 days prior written notice, provided that the average closing price of the common stock equals or exceeds $19.35 for 20 consecutive trading days ending within 10 days prior to the notice of redemption.

ASTeX is a leading provider of innovative production technology through delivery of components and systems for semiconductor, medical, and CVD diamond applications. ASTeX markets its systems to producers of CVD diamond, while its microwave and RF power generators, plasma sources and ozone generators and subsystems are marketed to the world's leading semiconductor and medical capital equipment manufacturers. Typical semiconductor applications include stripping, etching, CVD and physical vapor deposition, while medical applications include diagnostic imaging and sterilization.

         "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.